EXHIBIT 23.4

                                  July 18, 1997

Board of Directors
Sovereign Bancorp, Inc.
P.O. Box 12646
Reading, Pennsylvania 19612

Ladies and Gentlemen:

          We are acting as counsel to Sovereign Bancorp, Inc. ("Sovereign") in connection with the proposed merger of Bankers Corp., a New Jersey corporation, with and into Sovereign. In that regard, our tax opinions are as set forth under the section entitled "The Merger--Tax Consequences" in the Proxy Statement/Prospectus relating to the above-described transactions (the "Proxy Statement/Prospectus").

          We hereby consent to the filing of this opinion as an Exhibit to Sovereign's Registration Statement on Form S-4 of which the Proxy
Statement/Prospectus is a part and to the use of our name under the above-referenced section of the Proxy Statement/Prospectus.

                                                 Very truly yours,


                                                 /s/ STEVENS & LEE